Exhibit 99.1

ePresence Provides Information on Auditor’s Opinion

WESTBORO, Mass., April 8, 2004 – ePresence, Inc. (NASDAQ: EPRE) has received an opinion letter from its auditor Ernst & Young LLP for its financial statements at and for periods ended December 31, 2002 and December 31, 2003, which contains the following statement:

The accompanying financial statements have been prepared assuming that ePresence, Inc. will continue as a going concern. As more fully described in Note 1, the Company’s board of directors has approved a plan of liquidation, which, if approved by ePresence’s shareholders, will result in the cessation of all operations and activities of ePresence, Inc., other than the winding-up of its affairs. These conditions raise substantial doubt about whether the Company will continue as a going concern. The financial statements do not include any adjustments that may result from the outcome of this uncertainty.

Based on SEC Regulations issued in November 2003 regulations, companies are required to announce publicly any audit opinions with going concern qualifications.

About ePresence

ePresence, Inc. (NASDAQ: EPRE) is a market leader in delivering Security and Identity Management (SIM) solutions that help companies reduce cost, enhance security, improve customer service and increase revenues. Its highly focused solutions leverage technologies such as enterprise directories, metadirectories, single sign-on and provisioning systems, and have enabled numerous Fortune 1000-class companies to efficiently and securely provide personalized access to digital resources, thus maximizing the ROI of their IT-based initiatives. ePresence is headquartered in Westboro, Massachusetts and can be reached at (800) 222-6926 or online at www.epresence.com.

ePresence and the ePresence logo are servicemarks of ePresence, Inc. in the United States. All other servicemarks, trademarks or logos are marks and logos of their respective owners.

Contacts:

Richard Spaulding	Jim Buckley

ePresence, Inc.	Sharon Merrill Associates, Inc.

(508) 871-2271	(617) 542-5300